Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Virginia Electric and Power Company (a wholly-owned subsidiary of Dominion Resources, Inc.) on Form S-4 of our reports dated February 26, 2004 (which reports expressed an unqualified opinion and included an explanatory paragraph as to changes in accounting principles for: asset retirement obligations, contracts involved in energy trading, derivative contracts not held for trading purposes, derivative contracts with a price adjustment feature, the consolidation of variable interest entities, and guarantees in 2003; and derivative contracts and hedging activities in 2001), appearing in the Annual Report on Form 10-K of Virginia Electric and Power Company for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, Virginia

October 7, 2004